EMPLOYMENT AGREEMENT

AGREEMENT dated as of June 1, 2008 between 4Kids Ad Sales, Inc. with offices at 1414 Avenue of the Americas, New York, New York 10019 ("Employer"), and Daniel Barnathan, 15 West 72nd Street, Apt. 19A, New York, New York 10023 ("Employee").

W I T N E S S E T H :

WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1.	Employment and Duties.

(a) Employer hereby employs Employee and Employee hereby agrees to serve as President of Employer. Employee agrees to perform such services for Employer and affiliates consistent with Employee's position as shall, from time to time, be assigned to Employee by the Chief Executive Officer, (“CEO”), Chief Operating Officer (“COO”) and/or Board of Directors of Employer’s parent company, 4Kids Entertainment, Inc. (“4Kids”). Employee shall also perform such services customary to such office as are necessary for the operations of Employer. Employee shall use Employee's best efforts to promote the interests of Employer and shall devote Employee's full business time, energy and skill exclusively to the business and affairs of Employer during the Term set forth below in Paragraph 2.

(b)     Employee’s principal duties shall be to (i) sell advertising time on the Fox Saturday Morning 8 a.m.-12 p.m. block (“4Kids TV Block”) licensed by Employer from Fox Broadcasting Corporation (“Fox”) during the 2007 -- 2008 Broadcast Season and the 2008 -- 2009 Broadcast Season, (ii) sell advertising time on The CW Network Saturday Morning 7 a.m.-12 p.m. block (“ CW 4Kids TV Block”) licensed by Employer from The CW Network beginning with the 2008 -- 2009 Broadcast Season, (iii) sell advertising space on the websites owned, managed or controlled by 4Kids, including without limitation, 4Kids TV and YUGIOH.com, and on dvds distributed through 4Kids Entertainment Home Video, Inc. (iv) manage the advertising sales department, including, without limitation, any Vice Presidents of Sales, Inventory Managers, Directors of Research, Commercial Schedulers and Sales Administrators,

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(v) work with the promotions department of Employer in connection with promotions for potential advertisers on and sponsors of the 4Kids TV Block and the CW 4Kids TV Block, and (v) assist, to the extent required by the CEO and COO of Employer, in the management of the business operations of Employer related to the 4Kids TV Block and the CW 4Kids TV Block.

2.        Term of Employment. (a)The term of Employee's employment hereunder ("Term") shall commence on June 1, 2008 and shall conclude on August 31, 2012 unless earlier terminated as provided in Paragraph 8 of this Agreement.

(b)     Employer shall have the option of extending the Term for one (1) year concluding on August 31, 2013, which option may be exercised by Employer delivering a written notice of exercise to Employee by no later than June 30, 2013.

3.	Compensation.

(a)       Salary. (i) As compensation for Employee's services during the Term, Employer shall pay Employee a salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per year. The CEO and the Compensation Committee of the Board of Directors (“Compensation Committee”) of 4Kids shall have the right, but not the obligation, from time to time, to provide Employee with salary increases, in the sole and absolute discretion of the CEO and the Compensation Committee of 4Kids.

(ii) In the event that Employee’s annual salary has not been increased by the CEO and the Compensation Committee to $500,000 or more by January 1, 2010, then notwithstanding anything herein to the contrary, Employer shall pay Employee a salary at the rate of Five Hundred Thousand Dollars ($500,000) per year beginning with calendar year 2010.

(iii) In the event that Employee’s annual salary has not been increased by the CEO and the Compensation Committee to Five Hundred Fifty Thousand Dollars ($550,000) or more by January 1, 2012, then notwithstanding anything herein to the contrary, Employer shall pay Employee a salary at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per year beginning with calendar year 2012.

(b)       Commencing with Employer’s 2008 fiscal year, in addition to the Salary specified in Paragraph 3 (a), Employee shall be eligible to receive an annual cash bonus (the “Bonus”) for each full fiscal year or portion of a fiscal year during the Term based upon such quantitative and qualitative criteria as shall be established by the Compensation Committee in its sole discretion.

(c)       Withholding. All payments of compensation shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each salary payment, all

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deductions as may be required by law, including, without limitation, deductions for federal, state and local income taxes and FICA.

(d)       Fringe Benefits. During the Term, Employee shall be entitled to participate in all insurance, and other benefits (collectively "Fringe Benefits") as are now, or hereafter may be, established by Employer for the benefit of all employees of Employer (exclusive of severance and life insurance), subject, however, to the provisions of the various benefit plans and programs in effect from time to time.

(e)       Vacation. Employee shall be entitled to accrued vacation at the rate of three (3) weeks per calendar year during the Term, which vacation shall only be taken at such times that will not materially interfere with the performance of Employee's duties and responsibilities hereunder. Any vacation days not used by Employee may not be accrued for future years. All vacation days must be utilized in accordance with the policy of Employer.

(f)        Expenses. Employer shall reimburse Employee in conformity with the expense reimbursement practices of Employer for the reasonable, ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties hereunder. Employee shall submit all receipts, invoices and other such documents evidencing such expenses as may be required by the policy of Employer.

(g)	Incentive Compensation. Employee shall be eligible to participate in such Long Term Incentive Plans as may be approved by the Board of Directors of 4Kids and approved by a majority of the shareholders of 4Kids. The CEO and the Compensation Committee shall have the right to decide on the amount of stock options, restricted stock and/or stock appreciation rights, if any, to be awarded to Employee.

4.	Place of Employment.

During the Term, Employee shall be required to perform Employee's duties at the principal office of Employer in the New York City metropolitan area. Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee's duties hereunder.

5.	Non-Competition and Protection of Confidential Information.

(a) Employee agrees that Employee's services hereunder are of a special, unique, extraordinary and intellectual character and his position with Employer places him in a position of confidence and trust with the clients (“s defined below) and employees of Employer. Employee acknowledges that inasmuch as the business of Employer is carried on in several states of the United States and that it is the intention of Employer to continue to expand the geographic area in which Employer engages in its business and marketing efforts and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of Employer's clients and potential clients. Employee further acknowledges that the rendering of services to the clients of Employer necessarily requires the disclosure of confidential information and trade secrets of Employer (such as, without limitation, marketing and licensing plans and strategies for the 4Kids TV Block, the CW 4Kids TV Block and for specific properties owned or represented by Employer and marketing budgets of clients and Employer). Employee and Employer agree that in the course of employment hereunder, Employee has and will continue to develop a personal acquaintanceship and relationship with Employer's clients, and knowledge of those clients' affairs and requirements. Employee acknowledges that Employer's relationships with its established clientele may therefore be placed in Employee's hands in confidence and trust. Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Employer that Employee make the covenants contained herein.

Accordingly, Employee agrees that while he is in Employer's employ and for a period of one (1) year thereafter, Employee shall not directly or indirectly:

(i) attempt in any manner to solicit from any client (except on behalf of Employer) business of the type solicited by Employer from client (e.g., the sale of advertising time) or performed by Employer for client, or

(ii) attempt in any manner to persuade any client of Employer to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with Employer; or

(iii) employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in Employer's employ.

(iv) render any services of the type rendered by Employer to its clients to or for any client of Employer unless such services are rendered as an employee or consultant of Employer.

Notwithstanding anything herein to the contrary, the term "Employer," as used in this Paragraph 5, shall mean Employer and its affiliates, including, without limitation, 4Kids. The term "client" shall mean any person (whether individual or business entity) who is the owner, in whole or in part, of any rights to any property represented by Employer or whose television series is being produced or adapted by Employer; any person (whether individual or business entity) who was a client or licensee of Employer at any time during the one (1) year period immediately preceding the date of termination of employment; any person (whether individual or business entity) who is or was an advertiser or sponsor on the 4Kids TV Block or who is or was a promotional partner of Employer with respect to the 4Kids TV Block or the properties represented by Employer and any person (whether individual or business entity) to whom Employer or Employee has made a presentation within a one (1) year period immediately preceding the date of such termination.

Notwithstanding anything herein to the contrary, if any client who is or was an advertiser or sponsor on the 4Kids TV Block or who is or was a promotional partner of Employer with respect to the 4Kids TV Block provides products or services to adults that are not marketed to kids (“Adult Products”), the non-competition provision set forth above shall permit Employee to solicit advertising from such client solely with respect to such Adult Products or to render services for such client solely in connection with such Adult Products.

Notwithstanding anything herein to the contrary, if Employer fails to exercise its option and this Agreement expires as of August 31, 2012, the duration of the covenant not to compete applicable to Paragraph 5 (a)(i) and Paragraph 5 (a) (iv) above shall be reduced to three (3) months. Notwithstanding anything herein to the contrary, if Employee is terminated without cause pursuant to Paragraph 8 (d) below, the duration of the covenant not to compete applicable to Paragraph 5 (a)(i) and Paragraph 5 (a) (iv) above shall be reduced to six (6) months.

(b)	Employee also agrees that either during the Term or at any other time thereafter, Employee shall not divulge to anyone (other than Employer or any persons designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or its clients including, without limitation, all types of trade secrets, business strategies or marketing, licensing, advertising and/or promotional plans. Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature other than in the performance of Employee's duties hereunder without the prior written consent of Employer. For purposes of this paragraph, the term "information" shall not include information which becomes public knowledge other than through a breach of this covenant by Employee or any confidential information that Employee is required to disclose in any judicial or administrative proceeding pursuant to any subpoena or court order.

(c)	In the event that Employee resigns or this Agreement is terminated pursuant to Paragraph 8(d), until the expiration date of the original Term, Employee shall be barred from directly or indirectly consulting with, rendering services to or being employed by, any person or entity that directly competes with Employer or has any business operations in the area of children’s entertainment.

(d)	If Employee commits a breach or is about to commit a breach of any of the provisions of Paragraphs 5(a), 5 (b) or 5(c). Employer shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer. In addition, Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(e)	The parties acknowledge that the type and periods of restriction imposed in the provisions of Paragraphs 5(a), 5(b), and 5(c), are fair and are reasonably required for the protection of Employer and the goodwill associated with the business of Employer. If any of the covenants in Paragraphs 5(a), 5(b) and/or 5(c), or any part thereof, is hereafter construed to be invalid or unenforceable the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Paragraphs 5(a), 5(b) and/or 5(c) or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.

6.       Intellectual Property. Employee agrees that all rights (including copyright and trademark rights) to (i) materials written by Employee in the course of his employment, including without limitation, scripts, advertising and promotional materials, and (ii) all character names, nicknames or slogans, and any ideas, proposals and plans invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its clients are the property of Employer. Employee further agrees, at Employer's request and expense, to do whatever is necessary or desirable to secure the rights to said materials, ideas, proposals and plans, whether by copyright, trademark, patent or otherwise. If requested by Employer, Employee shall execute and deliver such documents of assignment as shall be necessary in Employer's sole judgment, to assign, transfer and convey all rights thereto to Employer.

7.	Employee's Representations. (a) Employee represents and warrants that:

(i) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

(ii) Employee is currently in good health and to the best of Employee's knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

8.	Termination.

(a) This Agreement shall be terminated immediately on the death of Employee. In the event that Employer terminates this Agreement due to Employee's death, Employee shall be paid Employee's salary and shall continue to receive all accrued Fringe Benefits hereunder through the date of Employee's death.

(b) This Agreement may be terminated immediately on written notice in the event of the physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period of sixty (60) days in any consecutive one-hundred eighty (180) day period. In the event that Employer terminates this Agreement due to Employee's disability, Employee shall be paid Employee's salary and shall continue to receive all accrued Fringe Benefits hereunder through the date of termination of Employee's employment due to disability.

(c) Employer shall have the right at any time, by written notice to Employee, to immediately terminate this Agreement for "cause," which for purposes of this Agreement shall be defined as:

(i) Employee's conviction of any act which constitutes a felony under federal, state or local laws;

(ii) Employee's failure to act in accordance with the reasonable directions of the CEO or COO of 4Kids directing Employee to perform services consistent with Employee's position with Employer or Employee’s failure to satisfactorily discharge his duties and obligations to Employer, which failure is not cured by Employee within ten (10) days after Employee's receipt of written notice thereof from Employer;

(iii) Employee's dishonesty, including embezzlement or misappropriation of funds, which adversely affects the business of Employer;

(iv) Employee's use of illegal drugs which in the reasonable judgment of Employer, interferes with the performance of Employee's obligations under this Agreement;

(v) Employee’s use of alcohol that impairs his ability to perform his duties hereunder;

(vi) Employee's commission of any act of moral turpitude offensive to the conscience which becomes public and causes embarrassment to Employer;

(vii) Employee's failure to cure any other material breach of this Agreement within ten (10) days of receipt of a written notice from Employer specifying such breach;

In the event that Employer terminates this Agreement for "cause", Employee shall be paid Employee's salary and shall continue to receive all Fringe Benefits through the date of termination. Thereafter, Employer shall have no further obligation to Employee.

(d)	Notwithstanding anything in this Agreement to the contrary,

Employer shall have the right to terminate Employee for reasons other than those set forth in Paragraphs 8(a), 8(b), 8(c) (“Termination without Cause”) by delivering a written notice of such termination to Employee. In the event such written notice of termination without cause is delivered, Employee shall continue to receive the greater of (i) his salary (as defined in Paragraph 3(a)) from Employer for the balance of the Term, or (ii) the Severance Benefit provided for below in Paragraph 8 (e).

(e)        In the event that Employer fails to exercise its option to extend the Term for the period from September 1, 2012 through August 31, 2013, Employer shall pay Employee severance equal to six (6) months salary (“Severance Benefit”). Such Severance Benefit shall be paid over the course of the six (6) month period in accordance with the payroll practices then in effect for Employer. Notwithstanding the foregoing, Employer’s Severance Benefit payments to Employee shall be reduced by fifty percent (50%) of the amount earned by Employee during the six (6) month severance period (“Severance Period”) from any other employment or consulting service rendered directly or indirectly by Employee. Employee shall notify Employer in writing regarding any compensation received directly or indirectly by Employee from services rendered by Employee during the Severance Period.

(f)        In the event that Employee resigns or voluntarily terminates his employment by Employer, Employee shall not receive any further salary, Fringe Benefits or bonuses hereunder other than as required by COBRA or any similar state law or subsequently enacted law replacing COBRA. Employee shall provide at least thirty (30) days written notice of such resignation or voluntary termination.

(g)	Upon termination of this Agreement, Employee shall promptly

return all of Employer's property to Employer.

(h)	Notwithstanding any termination of this Agreement, Employee's obligations to Employer pursuant to Paragraphs 5 and 6 of this Agreement shall survive the termination of this Agreement.

9. Life Insurance. Employer shall have the right to purchase life insurance on the life of Employee at Employer's sole expense and with Employer as the sole beneficiary thereof. Employee shall cooperate fully with Employer in obtaining such life insurance, sign any necessary consents, applications and other related forms or documents and take any required medical examinations reasonably required.

10. Assignment. This Agreement is a personal contract and Employee may not assign, sell or transfer Employee's rights, interests and obligations hereunder. Any assignment contrary to this Paragraph shall be null and void of no force and effect. In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer.

11. Entire Understanding; Governing Law. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the employment of Employee, including, without limitation the Employment Agreement dated as of February 20, 2002, as amended by letter dated March 24, 2004 and the Employment Agreement dated May 15, 2006. The Employment Agreement dated May 15, 2006 is terminated effective upon the full execution of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

12.      Modification. This Agreement may not be amended, modified, canceled, discharged, extended or changed except by an agreement in writing signed by the party against whom enforcement of any such amendment, modification, cancellation, discharge, extension or change is sought.

13.      Headings. Paragraph headings contained in this Agreement are for convenience of reference only and shall not be considered a part of this Agreement.

14.      Severability. If any provision or if any part of any provision of this Agreement is found to be unenforceable, illegal or contrary to public policy by a court of competent jurisdiction, the parties agree that this Agreement shall remain in full force and effect except for such provision or part of any such provision held to be unenforceable.

15.        Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person, sent by overnight courier (e.g. Federal Express), telefaxed with a follow up copy by regular mail or sent by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee's then current home address and, in the case of Employer, addressed to Employer at its offices located at the address set forth on page 1. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

16.       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

4Kids Ad Sales, Inc.

By: /s/ Samuel Newborn

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Samuel Newborn

By: /s/ Daniel Barnathan

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Daniel Barnathan